Ex. 99-B.8.112
FIRST AMENDMENT TO THE
ADMINISTRATIVE SERVICE AGREEMENT

This First Amendment, dated as of March 1, 1995 between Aetna Life Insurance and Annuity Company (“ALIAC” or the “Sub-Administrator”) located at 151 Farmington
Avenue, Hartford, Connecticut 06156 and Neuberger & Berman Management
Incorporated located at 605 Third Avenue, 2nd Floor, New York, NY 101058-0180
(“NBMI”) is made to the Administrative Service Agreement, dated as of May 24, 1994, and amended as of March 1, 1995, between the Sub-Administrator and NBMI (the
“Agreement”).

WHEREAS, the Sub-Administrator and NBMI desire to amend the terms and conditions of the Agreement to provide for certain changes in their relationship .

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article 1.  Fees.

The parties hereto agree that Section 2.1 of the Agreement is amended to add that all payments for services made by NBMI under the Agreement shall be in accordance with an invoice provided by NBMI to the Sub-Administrator which shall be based on the Funds’ records with their transfer agent.

Article 2. Representations and Warranties of NBMI

The parties hereto agree that Article 3 of the Agreement is amended to add as follows:

“NBMI represents and warrants to the Sub-Administrator that the following are true and will remain true throughout the term of this Agreement.”

Article 3. Representations, Warranties, Covenants of the Sub-Administrator

The parties hereto agree that Article 4 of the Agreement is amended to add as follows:

“The Sub-Administrator represents, warrants and covenants to NBMI that the following are true through out the term of this Agreement.”

Article 4. Indemnification

(a) The parties hereto agree that Section 5.1 of the Agreement is amended to replace (i) with the following: “the Sub-Administration’s failure to comply with the material terms of this Agreement or the falsity of or breach of any representation, warranty or covenant made by the Sub-Administration;”.

(b) The parties hereto agree that Section 5.2 of the Agreement is amended to replace (i) with the following: “NBMI’s failure to comply with the material terms of this Agreement or the falsity of or breach of any representation, warranty or covenant made by NBMI;”.

Article 5.  Schedule A

The parties hereto agree that Appendix A of the Agreement is hereby deleted and replaced with Appendix A attached hereto.

Article 6. Miscellaneous

(a) All other terms and conditions of the Agreement remain in full force and effect.

(b) Terms used herein but not defined herein shall have the meanings set forth in the Agreement.

(c) This First Amendment may be executed in two or more
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same First Amendment.

AETNA LIFE INSURANCE AND
ANNUITY COMPANY

By:	/s/ Shawn P. Mathews
	Name:	Shawn P.Mathews
	Title:	Senior Vice President

NEUBERGER & BERMAN
MANAGEMENT INCORPORATED

By:	/s/ Daniel J. Sullivan
Name:
Title:

APPENDIX A

Date Added to Agreement

Neuberger	&	Berman Genesis Trust	May	25,	1994
Neuberger	&	Berman Guardian Trust	May	25,	1994
Neuberger	&	Berman Manhattan Trust	May	25,	1994
Neuberger	&	Berman Ultra Short Bond Trust	May	25,	1994
Neuberger	&	Berman Focus Trust	March 1, 1995

Date of Supplement: March 1, 1995